Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation
Assignment America, LLC	Delaware
Cejka Search, Inc.	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt. Ltd.	India
Cross Country Staffing, Inc.	Delaware
Intelistaf of Oklahoma LLC*	Delaware
Local Staff, LLC	Delaware
MDA Holdings, Inc.	Delaware
Medical Doctor Associates, LLC	Delaware
Mediscan Diagnostic Services, LLC	California
Mediscan Nursing Services, LLC	California
New Mediscan II, LLC	California
OWS, LLC	Delaware
Travel Staff, LLC	Delaware

*     Majority-owned joint venture